DISCLAIMER

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-422-2006.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.

The information in this free writing prospectus may reflect parameters, metrics or scenarios specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any parameters, metrics or scenarios specifically required by you.

Deal Name	LBMLT 2006-2

	ARM	FRM	Total/Avg.
Percentage Bal.	88.11%	11.89%	100.00%
Deal Balance	2,646,538,168	357,260,986	3,003,799,153
All-in Severity
WAM	416	376	412
WALA	2	2	2
WAC	8.47%	9.08%	8.5429%
Lag
CLTV (incl silent 2nds)	91.42%	85.87%	90.76%
Loan Balance	230,957	108,954	203,813
Non-Full Doc %	58.77%	38.92%	56.41%
DTI	41.76%	41.12%	41.68%
IO %	9.59%	0.00%	8.45%
Second Lien %	0.00%	31.07%	3.70%
Silent Seconds %	57.17%	18.03%	52.51%
FICO
1st Quartile	587	607	593
2nd Quartile (Median)	627	634	628
3rd Quartile	662	664	662
4th Quartile (Max)	819	819	819
Property Type	100.00%	100.00%
Single Family	70.83%	70.48%	70.79%
PUD	12.84%	13.40%	12.90%
2-4 Units	9.33%	8.55%	9.24%
Condo	6.91%	7.44%	6.98%
Townhouse	0.09%	0.13%	0.09%
Occupancy Type	100.00%	100.00%
Primary	88.53%	93.04%	89.06%
Non-owner	10.07%	6.17%	9.61%
Second Home	1.40%	0.79%	1.33%
Loan Purpose	100.00%	100.00%
Cash Out Refinance	32.33%	48.19%	34.22%
Purchase	63.99%	46.75%	61.94%
Rate/Term Refinance	3.67%	5.07%	3.84%